Exhibit 10.1

ASSET PURCHASE AGREEMENT
Dated as of September 14, 2012
By and Between
Aquantia Corp.
as Purchaser,
and
PLX Technology, Inc.
as Seller

Table of Contents

i

Section 7.12	Governing Law	30
Section 7.13	Consent to Jurisdiction	30
Section 7.14	Waiver of Trial by Jury	30
Section 7.15	Counterparts	30

INDEX OF EXHIBITS & SCHEDULES

EXHIBIT A                                          DEFINITIONS

EXHIBIT B                                           PRODUCT

EXHIBIT C                                           FORM OF BILL OF SALE

EXHIBIT D                                           FORM OF PATENT AGREEMENT

SCHEDULE 5.2(K)                               LICENSED MARKS

ASSET SCHEDULES

DISCLOSURE SCHEDULE

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) dated as September 14, 2012 is by and between Aquantia Corp., a Delaware corporation (“Purchaser”), and PLX Technology, Inc., a Delaware corporation (the “Company” or “Seller”).  Purchaser and the Company are collectively referred to herein as the “Parties” and individually as a “Party”.  Capitalized terms used herein are defined in Exhibit A.

RECITALS

WHEREAS, the Company is in the process of designing, developing, manufacturing and selling a physical layer 10GBase-T integrated circuit family of products described in Exhibit B (collectively, the “Product”);

WHEREAS, on the Closing Date, Purchaser and the Company will enter into a Patent License and Purchase Option Agreement in the form attached hereto as Exhibit D (the “Patent Agreement”), pursuant to which the Company will license to Purchaser, and grant Purchaser an option to purchase certain patents related to the Product, all as more particularly set forth in the Patent Agreement; and

WHEREAS, the Company desires to sell, assign, convey, transfer and deliver to Purchaser, and Purchaser desires to purchase from the Company, the Product Assets (as hereinafter defined), on the terms and subject to the conditions hereinafter set forth.

AGREEMENTS

NOW, THEREFORE, in consideration of the foregoing recitals, the representations, warranties and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

Section 1.1 Product Assets.  Upon the terms and conditions set forth in this Agreement, including, but not limited to, the provisions of Section 1.2 and Section 1.3, the Company agrees to, and shall cause each of its Subsidiaries to, sell, assign, convey and transfer (collectively, “Transfer”) to Purchaser, and Purchaser agrees to acquire from the Company and each of its applicable Subsidiaries, all right, title and interest of the Company and its Subsidiaries in and to the following assets and properties (collectively, the “Product Assets”) described in Section 1.1 and in the schedules thereto (the “Asset Schedules”), free and clear of any and all Encumbrances other than Permitted Encumbrances:

(a) the Product, including the masks and mask works for the Product together with its associated design, layout, code (including all HDL, RTL, Netlists, GDS and similar code) and data set forth in Schedule 1.1(a) of the Asset Schedules, together with all design, test, and manufacturing materials exclusively used by the Company and its Subsidiaries in connection with the Product;

(b) the Product inventory, including any raw materials, work in process, unfilled orders for production materials related to the Product, finished goods, consumables, service parts, packing materials and supplies listed in Schedule 1.1(b) of the Asset Schedules, together with goods under the purchase orders listed in Section 1.4(ii) of the Disclosure Schedule (collectively, the “Inventory”);

(c) the tangible personal property listed in Schedule 1.1(c)(i) of the Asset Schedules (the “Tangible Personal Property”); provided that the Tangible Personal Property listed in Schedule 1.1(c)(ii) (the “DSWM-related Assets”) will not be Transferred to Purchaser until promptly following the DSWM Acceptance Date;

(d) the Product Software that is owned by the Company or any Subsidiary listed in Schedule 1.1(d) of the Asset Schedules;

(e) all Product Owned Intellectual Property Assets, that are used by the Company or any Subsidiary exclusively in the Product, or are exclusively embodied in the Product, or are used by the Company or any Subsidiary exclusively to design, develop, manufacture, market, sell, service, or support the Product including the assets listed in Schedule 1.1(e) to the Asset Schedules, all goodwill associated with the Product Owned Intellectual Property Assets, and all rights of the Company or any of its Subsidiaries under the Product Owned Intellectual Property Assets, and all remedies against past, present, and future infringement or misappropriation of the Product Owned Intellectual Property Assets, including the right to income, royalties and damages related to any of the foregoing, and rights to protection of past, present, and future interests in any Product Owned Intellectual Property Assets under the Laws of all applicable jurisdictions;

(f) the Company’s and each of its Subsidiaries’ right, title and interest in, to or under each Contract primarily related to Product Licensed Intellectual Property Assets to the extent such Contract relates to the Product Assets, including operating systems, middleware, drivers and development tools bundled with the Product, and that are listed in Schedule 1.1(f) of the Asset Schedules (“Product IP Licenses”);

(g) claims and rights (and benefits arising therefrom) with or against all Persons to the extent related to the Product Assets, including all rights against suppliers, under warranties covering any Inventory or Tangible Personal Property; and

(h) all Seller Contracts exclusively related to the Product Assets to which the Company or a Seller Subsidiary is a party and that are listed in Schedule 1.1(h) of the Asset Schedules (together with the Product IP Licenses, the “Acquired Contracts”); and

(i) the documentation, books and records, files, reference materials, laboratory notebooks, bug lists, software documentation, product data sheets that are set forth on Schedule 1.1(i) of the Asset Schedules.

Section 1.2 Closing Date Transfer.  Subject to the satisfaction of the conditions set forth in Section 2.4 and Section 2.5, on the Closing Date, the Company agrees to, and shall cause each of its Subsidiaries to, Transfer to Purchaser, and Purchaser agrees to acquire from the Company and each of its applicable Subsidiaries, all of the Company’s and such Subsidiaries’ right, title and interest in and to the Product Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.

Section 1.3 Excluded Assets. The Company and its Subsidiaries are not Transferring to Purchaser, and the term “Product Assets” shall not include the Company’s and each of its Subsidiaries’ right, title and interest in and to any and all of the assets and properties of the Company and each of its Subsidiaries, other than the Product Assets (collectively, the “Excluded Assets”), which Excluded Assets shall include, for purposes of clarity only and without limitation, all of the Background Property.

Section 1.4 Assumed Liabilities.  On the terms and subject to the conditions contained in this Agreement, at the Closing, Purchaser will assume and agree to discharge and perform when due (i) each Liability listed in Section 1.4(i) of the Disclosure Schedule related to the Product Assets which has been incurred by the Company prior to the Closing Date, together with Liabilities for unfilled orders for product materials included in the Product Assets to be conveyed to Purchaser set forth in Section 1.4(ii) of the Disclosure Schedule and (ii) all Liabilities arising or related to Purchaser’s ownership, operation and use of the Product Assets after the Closing Date (the “Assumed Liabilities”).

Section 1.5 Retained Liabilities.  As between the Company and Purchaser, the Company and its Subsidiaries, as applicable, shall remain responsible for and will discharge and perform in full when due all Liabilities of the Company and its Subsidiaries other than the Assumed Liabilities (collectively, the “Retained Liabilities”).  Purchaser will not assume, and will not be responsible for or otherwise bear the economic burden of, any Retained Liability.  For clarity, all Liabilities of the Company associated with or incurred under the Acquired Contracts prior to the Closing Date shall be Retained Liabilities.

Section 1.6 Purchase Price.  The consideration for the sale of the Product Assets to Purchaser shall be $2,000,000, payable at the Closing by wire transfer to a bank account designated in writing by the Company to Purchaser, in immediately available funds in United States Dollars (the “Purchase Price”).

Section 1.7 Allocation. The Company and Purchaser agree that the Purchase Price (and any other amounts treated as consideration for the Product Assets for income tax purposes) shall be allocated among the Product Assets in a reasonable manner consistent with Section 1060 of the Code and the rules and regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”).  As soon as practicable after the Closing Date, Purchaser shall submit a preliminary Allocation to the Company.  The Company shall thereupon have 30 days to review the preliminary Allocation and to notify Purchaser of any aspects of the preliminary Allocation with which it disagrees. In the event of any such disagreement, the Parties shall negotiate in good faith to resolve such disagreement. The Company and Purchaser agree to file all Tax Returns in a manner consistent with this Section 1.7 and the Allocation and will not, in connection with the filing of such Tax Returns, make any allocation that is contrary to the Allocation unless required to do so by applicable Law and after prior written notice thereof to the other such Party. The Company and Purchaser agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

ARTICLE II
CLOSING; CLOSING DELIVERIES

Section 2.1 Time and Place of Closing.  The closing of the sale of the Product Assets (the “Closing”) will occur at the offices of Baker & McKenzie LLP, Two Embarcadero Center, 11th Floor, San Francisco, California, commencing at 9:00 a.m. local time on the date that the conditions to Closing set forth in hereof in Section 2.4 and Section 2.5 have been satisfied or such other date as the Parties mutually determine (the “Closing Date”).  The Closing will be effective as of 12:01 a.m. local time on the Closing Date.

Section 2.2 Deliveries of the Company at Closing.  At the Closing, the Company will deliver to Purchaser:

(a) a certificate of the Secretary of the Company, certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company, as amended through and in effect on the Closing Date, and (ii) resolutions of the board of directors or the equivalent governing body of the Company authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and consummation of the transactions contemplated hereby and thereby, and certifying as to the incumbency of the officer of the Company executing this Agreement and each Transaction Document on behalf of the Company;

(b) a certificate of good standing for the Company issued by the secretary of state of the state of incorporation or formation of the Company;

(c) the bill of sale in the form attached hereto as Exhibit C for the Product Assets, executed by the Company;

(d) all other separate assignments of any intangible Product Assets necessary, proper or advisable to record the transfer of such Product Assets with any applicable Governmental Authority or other Person with whom such assignments must be filed, if any;

(e) the Patent Agreement, executed by the Company;

(f)  a FIRPTA certificate in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that the Company is a U.S. person;

(g) releases of Encumbrances, other than Permitted Encumbrances, on the Product Assets, if any;

(h) certificates of title or origin with respect to all equipment included in the Product Assets for which a certificate of title or origin is required to transfer title to Purchaser; and

(i) evidence of written consents from or notices to any third party required for consummation of the Contemplated Transactions.

Section 2.3 Deliveries of Purchaser at Closing.  At the Closing, Purchaser will deliver to the Company

(a) the Purchase Price; and

(b) the Patent Agreement, executed by Purchaser.

Section 2.4 Conditions Precedent to Purchaser’s Obligation to Close.  Purchaser’s obligation to purchase the Product Assets and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser, in whole or in part, in writing):

(a) Accuracy of Representations. All of the representations and warranties made by the Company in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date.

(b) Performance Of Obligations. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

(c) Consents and Notices. Each of the written consents from or notices to any third party required for consummation of the Contemplated Transactions as set forth in Section 2.4(c) of the Disclosure Schedule shall have been obtained or delivered and executed copies shall have been provided to Purchaser.

(d) No Material Adverse Change.  There shall have been no material adverse change in the Product Assets since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could be expected to give rise to any such material adverse change.

Section 2.5 Conditions Precedent to the Company’s Obligation to Close.  The Company’s obligation to Transfer the Product Assets and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part, in writing):

(a) Accuracy of Representations. All of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date.

(b) Performance Of Obligations. All of the covenants and obligations that Purchaser is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions noted in the schedule delivered by the Company concurrently herewith and identified as the “Disclosure Schedule,” the Company represents and warrants to Purchaser as follows:

Section 3.1 Organization.  The Company is a corporation duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.  The Company is qualified to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where the failure to be so qualified and in good standing would reasonably be expected to be materially adverse to the Product Assets, taken as a whole.

Section 3.2 Power and Authority.  The Company has all necessary corporate power and authority to own the Product Assets.  The Product Assets are all owned by the Company and its Subsidiaries listed on Section 3.2 of the Disclosure Schedule and not by any other Subsidiary of the Company.  The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and all other Transaction Documents (collectively, the “Seller Documents”).  The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate and stockholder action in accordance with applicable Law and the Company’s Governing Documents.  No vote of Company’s stockholders is necessary to approve this Agreement or the Contemplated Transactions.

Section 3.3 Subsidiaries.  Each Subsidiary of the Company that owns Product Assets is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization.  Each Subsidiary of the Company that owns Product Assets is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each Subsidiary of the Company that owns Product Assets has full corporate power and authority to own and use the Product Assets, as applicable. All corporate or equity holder actions of any Subsidiary of the Company required for the execution, delivery and performance by the Company of the Transaction Documents and the Contemplated Transactions have been taken.

Section 3.4 Enforceability.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.  Upon execution and delivery, the other Seller Documents will have been duly executed and delivered by the Company and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

Section 3.5 No Conflicts.  Neither the execution and delivery of the Seller Documents nor the consummation of the Contemplated Transactions by the Company or any Subsidiary will (a) conflict with or result in a breach of or default under any term, condition or provision of or require the Company or any Subsidiary to make or obtain a consent, notification, filing, registration or approval (i) under the Company’s Governing Documents or any Subsidiary’s Governing Documents, (ii) under any Law or Order to which the Company or any of its Subsidiaries is party or by which the Company or any of its Subsidiaries is bound, (iii) under any Acquired Contract or (iv) from any Person, (b) result in the creation of any Encumbrance upon any Product Asset (other than Permitted Encumbrances), (c) terminate, amend or modify, or give any Person the right to terminate, accelerate, amend or modify, abandon or refuse to perform any Acquired Contract or (d) violate any “no shop” or any exclusivity agreement entered into with any Person or any option, right of first refusal, right of first offer, right of first negotiation, pre- emptive right or other similar right of any Person with respect to the sale of any of the Product Assets; provided, however, except in the cases of clauses (ii) and (iv) of subsection (a) above, any case that would not reasonably be expected to impair the ability of the Company and its Subsidiaries to consummate the Contemplated Transactions or create or impose any material Liability on Purchaser or its Affiliates.

Section 3.6 Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary with respect to any Product Asset.

Section 3.7 Title to Assets.  The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Product Assets free and clear of all Encumbrances (other than Permitted Encumbrances).  No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Product Assets has been recorded, filed, executed or delivered.

Section 3.8 Condition of Assets/Tangible Assets.  Except as set forth in Section 3.8(i) of the Disclosure Schedule, the Product Assets, together with the Patent License Rights, are all of the material assets and properties reasonably necessary for the design, development, manufacture, marketing, sale, service or support of the Product as currently conducted.  The Product Assets (a) are in reasonably good operating condition and repair (subject to normal wear and tear) and free from latent defects (other than such defects as do not interfere with the intended use thereof in the conduct of normal operations), and (b) have been maintained in accordance with the normal practice of the Company.  The Tangible Personal Property is located at the locations set forth on Section 3.8(ii) of the Disclosure Schedule.

Section 3.9 Product Liability/Warranty.  Except as set forth in Section 3.9 of the Disclosure Schedule, each Product that has been sold, licensed or distributed by any of the Company or a Subsidiary to any Person conformed and complied in all material respects with the terms and requirements of any applicable warranty, applicable Product data sheet or specification, applicable customer specification or other Contract and with all applicable Laws; and was free of any material design defects or other defects or deficiencies at the time of sale.  No Product manufactured or sold by any of the Company or any Subsidiary has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a Basis for any such recall or other similar action relating to any such Product.

Section 3.10 Contracts.

(a) Section 3.10 of the Disclosure Schedule contains a complete and accurate list of the following Seller Contracts in effect as of the date of this Agreement:

(i) any Seller Contract concerning confidentiality or non-competition or that expressly prohibits the Company or any of its Subsidiaries from freely engaging in business anywhere in the world;

(ii) any Seller Contract in which the Company or any Subsidiary has granted “exclusivity” or that requires the Company or the Subsidiary to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person;

(iii) any Seller Contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of the Product;

(iv) any settlement, conciliation, or similar agreement with any Governmental Authority that is primarily or exclusively related to the Product Assets;

(v) any Contract that contains a license of Product Owned Intellectual Property Assets from the Company or any of its Subsidiaries;

(vi) any Government Contracts;

(vii) all confidentiality and non-disclosure agreements that impose on the Company or its Subsidiaries obligations of confidentiality or in-disclosure regarding the Product which was not entered into in the Ordinary Course of Business; and

(viii) any Seller Contract entered into outside of the Ordinary Course of Business.

(b) The Company has made available to Purchaser a complete and accurate copy of each written agreement listed in Section 3.10 of the Disclosure Schedule.

(c) Except as set forth in Section 3.10 of the Disclosure Schedule:

(i) each Acquired Contract is a valid and binding agreement of the Company or the applicable Subsidiary, enforceable against the Company or such Subsidiary in accordance with its terms (except to the extent that the enforceability of obligations and the availability of certain remedies thereunder are subject to and may be limited by general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium and other laws relating to or affecting creditors’ rights generally);

(ii) the Company or the applicable Subsidiary has fulfilled all obligations required pursuant to the Acquired Contracts to have been performed as of the date hereof by the Company or such Subsidiary on its part;

(iii) the Company or the applicable Subsidiary is not in material breach of or material default under any Acquired Contract, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default, result in a loss of material rights, result in the payment of any damages or penalties or result in the creation of any Encumbrance thereunder or pursuant thereto other than Permitted Encumbrances;

(iv) to the Knowledge of the Company, no other Person party to any Acquired Contract has breached in any material respect any provision, or is in material default under, any Acquired Contract;

(v) the Company or the applicable Subsidiary has not, at any time since January 1, 2010, (A) given any written notice or other communication or (B) received any written notice or, to the Knowledge of the Company, other communication, in each case regarding any actual, alleged or potential violation or breach of, or default under, any of the Acquired Contracts; and

(vi) there are no pending renegotiations of any of the Acquired Contracts and the Company or the applicable Subsidiary has not received written notice from any Person party to any Acquired Contract regarding the termination, cancellation or material change to the terms of, any such Acquired Contract and, to the Knowledge of the Company, no Person party to any Acquired Contract intends to, terminate, cancel or materially change the terms of, any such Acquired Contract; and

(vii) with respect to the design, development, manufacture, marketing, sale, service or support of the Product, neither the Company nor any of its Subsidiaries relies upon or uses rights under any Seller Contract that has expired or been terminated.

Section 3.11 Employees.  Neither the Company nor a Subsidiary of the Company has engaged or been involved in any dispute, claim or legal proceedings with any of the Offered Personnel or any other Person currently or previously employed by or engaged to perform services related to any of the Product Assets.

Section 3.12 Product Intellectual Property.

(a) The Company or a Subsidiary of the Company owns, or licenses or otherwise possesses rights to use, each item of the Product Owned Intellectual Property Assets.  There is no item of Intellectual Property or Intellectual Property Rights that is owned or licensed by the Company or any of its Subsidiaries, or that the Company or any of its Subsidiaries otherwise possesses the rights to use, that is used or embodied in the Product that is not included in the Product Intellectual Property Assets.    Other than as expressly set forth and described in Section 3.12(a) of the Disclosure Schedule, no license, sublicense, covenant, agreement or permission has been granted or entered into by the Company or any of its Subsidiaries with a Third Party in respect of any item of Product Owned Intellectual Property Assets.  To the Knowledge of the Company, the Company’s and the Seller Subsidiary’s rights as a licensee with respect to each item of the Product Licensed Intellectual Property Assets are binding and enforceable.  The Company or a Subsidiary of the Company owns all right, title and interest in and to, or has the right to use pursuant to an enforceable written license, sublicense, agreement or permission, the Product Software, free and clear of any Encumbrances by or through Company or its Subsidiaries other than Permitted Encumbrances.  Neither the Company nor any Subsidiary has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Product Software to any escrow agent or other Person.

(b) With respect to each item of the Product Owned Intellectual Property Assets:  (i) the Company or a Subsidiary of the Company possesses the exclusive right, title and interest in and to such item, free and clear of any Encumbrances other than Permitted Encumbrances; (ii) such item is not currently subject to any outstanding Order, past due payment, past due or delinquent filing, decision or agreement in any restricting manner, including restricting the transfer, commercialization, enforcement or licensing thereof; (iii) to the Knowledge of the Company, no legal or administrative proceeding is pending or threatened, that challenges the legality, validity, enforceability of, or the Company’s or any of its Subsidiaries’ ownership of or license to or other right to use or otherwise exploit, such item; (iv) to the Knowledge of the Company, each such item is presently pending or subsisting; and (v) to the Knowledge of the Company, the Company or a Subsidiary of the Company possesses the rights to sue for past, present, and future infringement, damages and other remedies, to the extent such rights exist under applicable law.

(c) (i) Neither any of the Product Owned Intellectual Property Assets nor the Product (excluding the Intellectual Property licensed under the Product IP Licenses) infringes or misappropriates any Third Party’s Intellectual Property Rights; (ii) to the Company’s knowledge, none of the Intellectual Property licensed under the Product IP Licenses infringes or misappropriates any Third Party’s Intellectual Property Rights; and (iii) no threatened written claim has been delivered to the Company or any Subsidiary relating to the Product Assets alleging infringement, misappropriation, or unauthorized use or disclosure of any Third Party’s Intellectual Property Rights.  Except as set forth on Section 3.12(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has been subject to any legal proceeding alleging a claim of infringement, misappropriation, unauthorized use or disclosure of any Third Party’s Intellectual Property Rights by the Product Owned Intellectual Property Assets.

(d) To the Knowledge of the Company, there is no infringement, misappropriation, unauthorized use or disclosure by any Third Party of the Product Owned Intellectual Property Assets.  Neither the Company nor any Subsidiary has brought, or in writing threatened to bring, against any Third Party any claim for infringement, misappropriation, dilution or unauthorized use or disclosure of any Product Owned Intellectual Property Assets or breach of any license, sublicense or agreement involving any Product Owned Intellectual Property Assets.

(e) Except as set forth on Section 3.12(e) of the Disclosure Schedule, neither the Company nor any Subsidiary has granted any Third Party a written license or other right to use any Product Intellectual Property Assets other than under a Product Contract, excluding any implied licenses granted as the result of commercial sales of products or services incorporating such Product Intellectual Property Assets, or nonexclusive rights to test the Product on a time-limited basis granted under nondisclosure agreements, product trial agreements, or similar arrangements.

(f) Except as set forth in Section 3.12(f) of the Disclosure Schedule, the execution or delivery of this Agreement and the other Transaction Documents by the Company, will not result in any Third Party being granted rights of access to, use of, or the placement in or release from escrow of, any Product Owned Intellectual Property Assets.

(g)  Each current and former employee, consultant, director and independent contractor of the Company or a Subsidiary whose services involved creation or development of the Product (excluding the Intellectual Property licensed under the Product IP Licenses) or Product Owned Intellectual Property Assets is a party to a written agreement with the Company or a Subsidiary that has assigned to the Company or a Subsidiary all ownership rights owned by such Person in the Product (excluding the Intellectual Property licensed under the Product IP Licenses) and all Product Owned Intellectual Property Assets created or developed by such Person, except to the extent such rights are owned by the Company or a Subsidiary as a matter of law or such rights cannot legally be conveyed by such Person, in which case such person waived such rights to the extent waivable under law.

(h) Section 3.12(h) of the Disclosure Schedule contains a complete list of all Software owned by or licensed to the Company or any Subsidiary that is used or embodied in the Product (collectively, the “Product Software”).  Section 3.12(h) of the Disclosure Schedule shall (i) indicate for each item of Product Software the identity of the owner of the Software, if owned by the Company or one of its Subsidiaries; and (ii) the identity of the licensor of any such Software, if owned by a third party.  Except as specified in Section 3.12(h) of the Disclosure Schedule, the Company or a Subsidiary of the Company is in actual and sole possession of the source code of the Product Software that constitutes a Product Owned Intellectual Property Asset.  The Company or a Subsidiary of the Company is the sole owner of all copyrights in and to the Product Software identified as being owned by the Company or one of its Subsidiaries in Section 3.12(h) of the Disclosure Schedule, free and clear of any Encumbrances other than Permitted Encumbrances.

(i) The source code for all Product Software that constitutes a Product Owned Intellectual Property Asset includes annotations and programmer’s comments.  Except as set forth in Section 3.12(i) of the Disclosure Schedule, no source code for any such Product Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, or was not at the time of delivery to such Person, a Product Employee. To the Knowledge of the Company, no event has occurred, and no circumstance or condition currently exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of (or an obligation of the Company or any Subsidiary of the Company to deliver, license, or disclose) the source code for any such Product Software to any Third Party.

(j) Section 3.12(j) of the Disclosure Schedule accurately identifies (i) each item of Open Source Code that is contained in or bundled or distributed with the Product, or from which any portion of the Product is derived or based, and (ii) the type of open source license for each such item of Open Source Code.

(k) Except as disclosed in Section 3.12(k) of the Disclosure Schedule, the Product does not contain, is not derived from, is not distributed with, and was not developed using Open Source Code in a manner that imposes a requirement or condition that the Product or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or Derivative Works, or (C) be redistributable at no charge.

(l) The Company and each Subsidiary has taken reasonable steps to safeguard the security and integrity of the Product Software and the Product, including the implementation of reasonable procedures to avoid disabling codes or instructions, time, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software or hardware that permit unauthorized access or the unauthorized disablement or erasure of data or other software by a Third Party.  To the Knowledge of the Company, there are no security vulnerabilities in the Product Software or the Product.

(m) Section 3.12(m) of the Disclosure Schedule contains a complete and accurate list of all royalties, fees, commissions, and other amounts currently payable by the Company or any Subsidiary of the Company to any other Person (excluding sales commissions payable to employees) upon the manufacture, sale, or distribution of any Product, including any with respect to Product Software.

(n) Except as set forth in Section 3.12(n) of the Disclosure Schedule, neither the Company nor any Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Company or any Subsidiary to grant or offer to any other Person any license or right to any Product Owned Intellectual Property Asset.

(o) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of all information within the Product Owned Intellectual Property Assets other than information that the Company, in the exercise of its reasonable business judgment, elected not to treat as a trade secret under Law.

(p) With respect to each item of the Product Licensed Intellectual Property Assets: (i) neither the Company nor any Subsidiary of the Company is in material breach or material default of any agreement granting the Company or any Subsidiary of the Company rights as a licensee thereof; (ii) to the Knowledge of the Company, no party to any agreement granting the Company or a Subsidiary of the Company rights as a licensee thereof is currently in material breach or default thereunder; and (iii) neither the Company nor any Subsidiary of the Company has received written notice that any Third Party intends to cancel, not renew, or terminate the license, sublicense, agreement or permission granted to Company or a Subsidiary of the Company for such Assets.

Section 3.13 Litigation.  Neither the Company nor any Subsidiary is a party to or bound by any Order (or any agreement entered into in any administrative, judicial or arbitration proceeding with any Third Party or governmental or other authority) with respect to the Product Assets.  Section 3.13 of the Disclosure Schedule contains a complete and accurate list of each pending or, to the Company’s Knowledge, overtly threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator against the Company, any Subsidiary or any of their respective directors, officers and stockholders relating to or affecting the Product Assets or the Assumed Liabilities.

Section 3.14 Compliance with Laws.

(a) Neither the Company nor any Subsidiary is, or during the past three years, has been in violation of, or to its Knowledge been investigated for violation of any Law, Order or Permit (a) relating to the Product Assets or the Assumed Liabilities or (b) to which any of the Product Assets, personnel primarily or exclusively providing services related to the Product Assets or business activities relating to the design, development, manufacture, marketing, sale, service or support of the Product are subject.  In the past three years, neither the Company nor any Subsidiary has received any written notices of violation or investigation of any of the foregoing.

(b) (i) The Company or its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for the export and re-export of the Product, commodities, services, Software, technical data and technologies and releases of technologies, technical data and Software to non-U.S. nationals located in the United States and abroad (“Export Approvals”), (ii) the Company and its Subsidiaries are in compliance with the terms of all applicable Export Approvals, and (iii) there are no pending, or, to the Company’s Knowledge, threatened claims against the Company or any of its Subsidiaries with respect to such Export Approvals or any activities requiring Export Approvals.

Section 3.15 Taxes.

(a) The Company has filed all Tax Returns relating to the Product Assets that it was required to file under applicable legal requirements.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable legal requirements. All material Taxes due and owing by the Company relating to the Product Assets have been paid. To the Company's Knowledge, no claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction with respect to the Product Assets.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Product Assets of the Company.

(b) The Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Offered Personnel.

(c) No proceedings regarding Taxes relating to the Product Assets are pending or being conducted with respect to the Company.  The Company has not received from any Governmental Authority any (i) written notice indicating an intent to open an audit or other review relating to the Product Assets, (ii) written request for information related to Tax matters relating to the Product Assets, or (iii) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company relating to the Product Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

Section 4.1 Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2 Power and Authority.  Purchaser has full power and authority to enter into and perform this Agreement and all other Transaction Documents to be executed by Purchaser pursuant to this Agreement (collectively, the “Purchaser Documents”).

Section 4.3 Enforceability.  This Agreement has been duly executed and delivered by Purchaser and constitute a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.  Upon execution and delivery by Purchaser, the other Purchaser Documents will have been duly executed and delivered by Purchaser and will constitute valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, moratorium and similar generally applicable Laws regarding creditors’ rights or by general equity principles.

Section 4.4 Consents.  No consent, authorization, Order or approval of, or filing, declaration or registration with, or notification with any Governmental Authority or other Person is required for Purchaser’s execution and delivery of the Purchaser Documents or Purchaser’s consummation of the Contemplated Transactions.

Section 4.5 No Conflicts.  Neither Purchaser’s execution and delivery of the Purchaser Documents nor Purchaser’s consummation of the Contemplated Transactions will conflict with or result in a breach of any provision of Purchaser’s Governing Documents or any Law or Order to which Purchaser is party or by which Purchaser is bound.  Purchaser is not a party to or bound by any Contract under which (a) Purchaser’s execution and delivery of or performance under the Purchaser Documents or consummation of the Contemplated Transactions will constitute a default, breach or event of acceleration, or (b) performance by Purchaser according to the terms of the Purchaser Documents may be prohibited, prevented or delayed.

Section 4.6 Adequacy of Funds.  Purchaser has, or will have prior to or at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement including, without limitation, the obligation to pay the Purchase Price in accordance herewith.

ARTICLE V
COVENANTS AND AGREEMENTS OF THE PARTIES

Section 5.1 Pre-Closing Covenants and Agreements.

(a) Employees.  Prior to the Closing Date, Purchaser has extended a written offer of employment to a group of the Product Employees or Product Consultants (the “Offered Personnel”).  Effective as of the Closing Date, Purchaser will hire each Offered Employee who timely accepts the offer of employment extended by Purchaser (such Employees, the “Transferred Personnel”). Offered Personnel who have been offered positions with Purchaser’s Indian subsidiary will maintain their seniority for purposes of calculating gratuity entitlements, during their employment with Purchaser’s Indian subsidiary.

(b) Transferred Personnel.  During the period following the date of this Agreement and prior to the Closing Date (the “Pre-Closing Period”), to the extent such Transferred Personnel continues to be employed by the Company, the Company grants to Purchaser the right to use the working hours of all of the Transferred Personnel during the Pre-Closing Period at the facilities of Purchaser, in the discretion of Purchaser.  Notwithstanding the foregoing, the Transferred Personnel shall remain employed by the Company during the Pre-Closing Period.  Any contributions to the Intellectual Property of Purchaser by the Transferred Personnel are hereby assigned and transferred by the Company to Purchaser. In the event that the Closing occurs, Purchaser agrees to reimburse the Company for the compensation paid (the “Pre-Closing Period Compensation”) to such Transferred Personnel for the working hours of such Transferred Personnel at the facilities or under the direction of Purchaser during the Pre-Closing Period.  Promptly following the Closing, the Company shall submit to Purchaser an invoice for the Pre-Closing Period Compensation and Purchaser shall promptly, and in any event within ten days, pay to the Company such invoiced amount.

(c)  Use of Product Assets.  Company shall ensure during the Pre-Closing Period that, without the prior written consent of Purchaser:

(i) the Company shall not sell, transfer, license, dispose of, relocate, damage (excluding immaterial wear and tear in the Ordinary Course of Business) or destroy any of the Product Assets (including any Inventory, whether in the Ordinary Course of Business or otherwise);

(ii) the Company shall promptly repair, restore or replace any Product Assets that are destroyed or damaged;

(iii) the Company shall not terminate any of the Transferred Personnel;

(iv) the Company shall not terminate or amend any of the Acquired Contracts;

(v) the Company shall not (A) solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction; (B) participate in any discussions or negotiations with, or provides any non-public information to, any Person (other than Purchaser) relating to any proposed Acquisition Transaction; (C) consider the merits of any unsolicited inquiry, proposal or offer from any Person (other than Purchaser) relating to any Acquisition Transaction; or (D) effect or become a party to any Acquisition Transaction; and

(vi) the Company shall not agree, commit or offer (in writing or otherwise) to take any of the actions described in (i) through (v) of this Section 5.1(c).

In the event of any sale, transfer, license, disposition, relocation, damage (excluding immaterial wear and tear in the Ordinary Course of Business) or destruction of any of the Product Assets during the Pre-Closing Period, and as a condition to the written consent of Purchaser to such action, Purchaser may require an adjustment to the Purchaser Price such that Purchaser shall be in the same economic position as if the purchase and transfer of the Product Assets had occurred on the date of this Agreement.

Section 5.2 Post-Closing Covenants and Agreements.

(a) Non-Solicitation.  The Parties agree that for a one-year period from the Closing Date, neither Party shall, and shall not permit any of its Affiliates to, directly or indirectly, solicit or attempt to solicit any employee of the other Party (or any subsidiary of such Party) to terminate his, her or its relationship with such Party in order to become an employee of any other person or entity (including, without limitation, Purchaser on the one hand and the Company on the other hand); provided, however, that (i) general advertising and participation at job fairs and recruiting workshops shall not be deemed to violate this Section 5.2(a) to the extent not directed specifically at the employees, consultants or independent contractors of Purchaser or the Company, as applicable; and (ii) an employee of a Party voluntarily approaching the other Party for an employment opportunity, will not be deemed to violate this Section 5.(a).

(b) Further Assurances.  After the Closing each Party will take such further actions and execute and deliver all further documents as are reasonably necessary to (a) transfer and convey the Product Assets to Purchaser (including for unfilled orders for production materials related to the Product received after the Closing), including, without limitation to transfer the DSWM-related Assets to Purchaser promptly following the DSWM Acceptance Date, and (b) consummate the Contemplated Transactions, in each case, in accordance with the terms of this Agreement.  Without limiting the generality of the foregoing, within five (5) days after the Closing Date, the Company will cooperate with Purchaser to cause the Software included in the Product Assets to be transferred and conveyed to Purchaser.  Purchaser will be responsible for the registration and/or recordation of the transfers and assignments of the Product Owned Intellectual Property Assets, and the out-of-pocket fees paid to the U.S. Patent and Trademark Office or any other government intellectual property office in connection therewith shall be borne by Purchaser.

(c) Books and Records.  The Company and its Subsidiaries and Purchaser and its Subsidiaries will each retain and make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Product Assets available for inspection and copy by the other Party or its duly appointed representatives (reasonably acceptable to the other Party) for reasonable business purposes at reasonable times during normal business hours for a period consistent with such Party’s record-retention policies and practices to enable the other Party to prepare financial statements or Tax returns or deal with Tax audits.

(d) Litigation Support.  If any Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, compliant, claim or demand in connection with the Contemplated Transactions, then, for so long as such contest or defense continues, each Party will, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party has a right to indemnification therefor under Article VI in which case Article VI, and not this Section 5.2(d), shall govern), (a) reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense and (b) make reasonably available such personnel and provide such testimony and access to its books as is reasonably necessary or reasonably requested by the contesting or defending Party in connection with such contest or defense (in all cases after reasonable notice and during normal business  hours).

(e) Transition.  The Company shall reasonably cooperate with Purchaser in its efforts to continue and maintain for Purchaser’s benefit those business relationships of the Company and each of its Subsidiaries and related to the Product Assets with any licensor, customer, supplier or other Person having a business relationship with the Company or any Subsidiary and related to the Product Assets.

(f) Filing of Tax Returns.  Purchaser will timely prepare and file or will cause to be timely prepared and filed all Tax Returns (other than Tax Returns relating to income Taxes) with respect to the Product Assets that are due after the Closing.  In each case, Purchaser shall pay the Taxes due in respect of such Tax Returns. Any sales, use, transfer or other Taxes arising from or attributable to the transfer of the Product Assets and other transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by the Company and Purchaser.  Each Party shall indemnify and hold harmless the other Party from any Damages arising from the non-paying Party’s failure to pay its portion of the Transfer Taxes.

(g) Confidentiality.  Each party agrees to continue to abide by that certain Non-Disclosure Agreement dated as of June 5, 2012 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate.

(h) Access to Personnel. To the extent that he continues to be employed by Purchaser or its Affiliates during the six month period following the Closing, Purchaser hereby grants to the Company the right to use up to 160 working hours of Philip Hurlow’s time during such six-month period to perform services relating to the Company’s obligations to Entropic Communications, Inc. (“Entropic”) with respect to the digital channel stacking switch chip semiconductor product (the “DSWM Product”).

(i) Equipment Hosting.  The Company hereby agrees that (i) for the four month period following the Closing with respect to the Company’s Sunnyvale, California facility and (ii) for the two month period following the Closing for the Company’s Bangalore, India facility, the Company will continue to host the information technology and lab equipment included in the Product Assets in such facilities.  During the periods where Company will be hosting the information technology and lab equipment included in the Product Assets, the Company will allow Purchaser to equip the lab doors with a combination lock, the code for which will be provided to certain Company employees as required by the Company.

(j) Removal of Assets.  Purchaser and the Company hereby agree that all costs and expenses incurred by Purchaser arising from or related to the removal of the Product Assets from the Company’s facilities shall be borne by Purchaser.

(k) Trademark License.  Trademark License.  The Company hereby grants to Purchaser and its Affiliates, a perpetual, non-exclusive, royalty-free, non-assignable, non-sublicenseable authorization throughout the world to use the trademarks and logos set forth on Schedule 5.2(k) (the “Licensed Marks”)  in connection with the Product and all data sheets, technical and support information, advertising and promotional materials and other collateral relating the Product (collectively, “Collateral”)  in each case subject to the following requirements: (a) the quality of the foregoing is consistent with the quality of the Product and Collateral immediately prior to the Closing Date; and (b) Purchaser shall use the Licensed Marks upon or in relation to the Product and Collateral only in such manner that the distinctiveness, reputation, and validity of the Licensed Marks shall not be impaired. Purchaser acknowledges that all use of the Licensed Marks and all rights and goodwill attaching to or arising out of such use, shall accrue to the benefit of the Company.  Purchaser shall provide samples of the Product and Collateral used in connection with the Licensed Marks at the request of the Company to enable the Company to confirm Purchaser’s adherence to these quality standards.  Purchaser acknowledges that the Company has no obligation to enforce, maintain or defend the Licensed Marks, and that Purchaser may terminate the authorization granted hereunder, or request Purchaser discontinue marketing the applicable Products, if Purchaser fails to adhere to the quality standards herein and does not cure any such breach within thirty (30) days after written notice from the Company.  The Products and Collateral will contain such legends, markings and/or notices as are legally required.  The Licensed Marks remain the Company’s sole property and this authorization will in no way restrict the Company from using the Licensed Marks.  Purchaser will not contest the validity or the Company’s ownership of the Licensed Marks or apply for any trademark filing which would affect the Company’s interest in the Licensed Marks.  PURCHASER ACKNOWLEDGES THAT THE COMPANY IS PROVIDING THE LICENSED MARKS “AS IS, WHERE IS” WITHOUT REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, AND THE COMPANY DISCLAIMS ALL SUCH WARRANTIES.

(l) Access to Tape Backup.  The Company shall cooperate with Purchaser as necessary to provide Purchaser access from time-to-time to the tape backup servers and tape library set forth on Section 3.8(i) of the Disclosure Schedule.

ARTICLE VI
INDEMNIFICATION

Section 6.1 Indemnification Obligations of the Company.  The Company covenants and agrees to indemnify, defend and hold Purchaser and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Purchaser Indemnitees”) harmless from and against all losses, Liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, fines, penalties, damages, costs and expenses (including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses) incurred in the defense or investigation of any claim  (“Damages”) sustained or incurred by any Purchaser Indemnitee arising from:

(a) any inaccuracy in or breach of any of the Company’s representations and warranties in this Agreement as of the Closing Date (except for representations or warranties that relate to a specific date or time, which representations and warranties shall be true and correct as of such date or time);

(b) any breach by the Company of, or failure by the Company to comply with, any of the covenants or obligations of the Company under this Agreement; or

(c) any Retained Liability or Excluded Asset.

Section 6.2 Limitations on Indemnification Obligations of the Company.  The obligations of the Company pursuant to the provisions of Section 6.1 are subject to the following limitations:

(a) The Company’s representations and warranties in Article III, and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 6.1(a), will survive the Closing (and none will merge into any instrument of conveyance) until the date that is 12 months after the Closing; provided, however, that the representations and warranties in Section 3.12(c), and the Purchaser Indemnitees’ corresponding rights to indemnification pursuant to Section 6.1(a), will survive the Closing (and none will merge into any instrument of conveyance) until the date that is 18 months after the Closing; provided further, however, that if, at any time prior to the applicable expiration of the representations and warranties in Article III, any Purchaser Indemnitee (acting in good faith) delivers to the Company a Claim Notice alleging the existence of any inaccuracy in or breach of any of the representations and warranties and asserting a claim for recovery under Section 6.1(a) for which the Purchaser Indemnitee reasonably expects to incur Damages, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.  If the claim with respect to which such Claim Notice is given has been definitively withdrawn or resolved in favor of the Company, the Purchaser Indemnitee will promptly so notify the Company.

(b) The Purchaser Indemnitees will not be entitled to recover under Section 6.1(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the representations and warranties in Article III until the total amount that Purchaser Indemnitees would recover under Section 6.1(a) but for this Section 6.2(b) exceeds $25,000 (the “Company Basket”).  If such amount exceeds the Company Basket, then the Purchaser Indemnitees will be entitled to recover all Damages in excess of the Company Basket.

(c) Except with respect to claims arising from (i) fraud, (ii) any Retained Liability or Excluded Asset or (iii) any inaccuracy of or breach of any of the Company’s representations and warranties set forth in Sections 3.2, 3.4 or 3.7 , the aggregate Liability of the Company under this Article VI shall not exceed (x) $1,000,000 only with respect to Damages arising from a third-party Proceeding filed within 18 months after the Closing and arising from an inaccuracy of or breach of the Company’s representations and warranties in Section 3.12(c) and (y) $200,000 for all other claims under this Article VI, which, except as otherwise set forth in this Section 6.2(c), in each case will represent the sole and exclusive remedy of the Purchaser Indemnitees for any claims under this Agreement.

(d) The representations and warranties made by the Company, and the covenants and obligations of the Company, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or Knowledge of, any of the Purchaser Indemnitees or any of their representatives.

Section 6.3 Indemnification Obligations of Purchaser.  Purchaser covenants and agrees to indemnify, defend and hold the Company and its Affiliates, directors, managers, officers, employees, equityholders, successors and assigns (collectively, the “Seller Indemnitees”) harmless from and against all Damages sustained or incurred by any Seller Indemnitee arising from:

(a) any inaccuracy in or breach of any of Purchaser’s representations and warranties in this Agreement as of the Closing Date (except for representations or warranties that relate to a specific date or time, which representations and warranties shall be true and correct as of such date or time);

(b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement;

(c) any Assumed Liability or

(d) (i) Purchaser’s marketing of the Products or Collateral; (ii) Purchaser’s unauthorized use of the Licensed Marks; (iii) liability imposed on the Seller Indemnitees for bodily injury or property damage caused to any third party because of such third party's use or consumption of the Product arising from or related to Purchaser’s ownership, operation and use of the Product Assets after the Closing Date; or (iv) any infringement or alleged infringement of a third party’s trademark, copyright or other intellectual property resulting from Purchaser’s use of the Licensed Marks.

Section 6.4 Limitations on Indemnification Obligations of Purchaser.  The obligations of Purchaser pursuant to the provisions of Section 6.3 are subject to the following limitations:

(a) Purchaser’s representations and warranties made in Article IV (the “Purchaser Warranties”), and the Seller Indemnitees’ corresponding rights to indemnification pursuant to Section 6.3(a), will survive the Closing (and none will merge into any instrument of conveyance) until the date that is 12 months after the Closing; provided, however, that if, at any time prior to the expiration of the representations and warranties in Article IV, any Seller Indemnitee (acting in good faith) delivers to Purchaser a Claim Notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties and asserting a claim for recovery under Section 6.3(a) for which the Seller Indemnitee reasonably expects to incur Damages, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.  If the claim with respect to which such Claim Notice is given has been definitively withdrawn or resolved in favor of Purchaser, the Seller Indemnitee will promptly so notify Purchaser.

(b) The Seller Indemnitees will not be entitled to recover under Section 6.3(a) for inaccuracies, breaches or alleged inaccuracies or breaches of the Purchaser Warranties until the total amount that Seller Indemnitees would recover under Section 6.3(a) but for this Section 6.4(b) exceeds $25,000 (the “Purchaser Basket”).  If such amount exceeds the Purchaser Basket, then the Seller Indemnitees will be entitled to recover all Damages in excess of the Purchaser Basket.

(c) The Purchaser Warranties, and the covenants and obligations of the Purchaser, and the rights and remedies that may be exercised by the Seller Indemnitees, shall not be limited or otherwise affected by or as a result of the information furnished to, or any investigation made by or Knowledge of, any of the Seller Indemnitees or any of their representatives.

Section 6.5 Claim Procedure.

(a) A party that seeks indemnity under this Article VI (an “Indemnified Party”) shall deliver a written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”).  Each Claim Notice shall:  (a) state that the Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under Section 6.1 or Section 6.3 of the Purchase Agreement, as applicable; (b) contain a reasonable explanation of the basis for the Indemnified Party’s claim; (c) contain a description, and, if known, a non-binding, preliminary, good faith estimate of the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (the aggregate amount of such estimate referred to as the “Claimed Amount”); and (d) contain a demand for payment of the Claimed Amount.

(b) During the 30 Business Day period commencing upon the receipt by the Indemnifying Party of the Claim Notice (the “Dispute Period”), the Indemnifying Party may deliver to the Indemnified Party a written response (the “Response Notice”) in which the Indemnifying Party:  (a) agrees that the full Claimed Amount is owed to the Indemnified Party; (b) agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party; or (c) indicates that no part of the Claimed Amount is owed to the Indemnified Party.  If the Response Notice is delivered in accordance with clause “(b)” or “(c)” of the preceding sentence, the Response Notice shall also contain a reasonable explanation of the facts and circumstances supporting the Indemnifying Party’s claim that some or all of the Claimed Amount is not owed to the Indemnified Party (any part of the Claimed Amount that is not agreed by the Indemnifying Party to be owed to the Indemnified Party pursuant to the Response Notice is referred to as the “Contested Amount”).  If a Response Notice is not received by the Indemnified Party prior to the expiration of the Dispute Period, then the Indemnifying Party shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Indemnified Party.

(c) If the Indemnifying Party in its Response Notice agrees that the full Claimed Amount is owed to the Indemnified Party, or if no Response Notice is received by the Indemnified Party prior to the expiration of the Dispute Period, the Indemnifying Party shall, within five Business Days following the receipt of such Response Notice or the expiration of the Dispute Period, deliver to the Indemnified Party in cash an amount equal to the full Claimed Amount to an account designated by the Indemnified Party.

(d) If the Indemnifying Party in its Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnified Party (the “Agreed Amount”), the Indemnifying Party shall, within five Business Days following the receipt of such Response Notice, deliver to the Indemnified Party in cash an amount equal to the full Agreed Amount within five Business Days to an account designated by the Indemnified Party.

(e) If any Response Notice expressly indicates that there is a Contested Amount, the Indemnified Party and the Indemnifying Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Contested Amount.  If the Indemnified Party and the Indemnifying Party resolve such dispute, such resolution shall be binding on the Indemnified Party and the Indemnifying Party, and a written instruction stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by the Indemnified Party and the Indemnifying Party.  Within five Business Days following the receipt of such written instruction (or such shorter period as may be set forth in such written instruction), if applicable, the Indemnifying Party shall deliver to the Indemnified Party an amount equal to the Stipulated Amount to an account designated by the Indemnified Party.

(f)  If no agreement can be reached by the Indemnified Party and the Indemnifying Party after good faith negotiation for a period of 30 days (or such longer period as may be mutually agreed upon by the Indemnified Party and the Indemnifying Party), either the Indemnified Party or the Indemnifying Party may pursue any action to finally resolve such matter by any legally available means consistent with the provisions of Article VII.

Section 6.6 Third Party Claims.  If a Third Party notifies any Indemnified Party with respect to any matter (a “Third Party Claim”) that may give rise to a claim against an Indemnifying Party under this Article VI, then the Indemnified Party will promptly deliver a Claim Notice to each Indemnifying Party; provided, however, that no delay or deficiency  on the part of the Indemnified Party in delivering such Claim Notice will relieve the Indemnifying Parties from any indemnification obligation under this Agreement unless, and then only to the extent that, the delay or deficiency actually and materially prejudices the defense of such claim or otherwise materially and adversely affects the rights of the Indemnifying Party with respect thereto.

(a) The Indemnifying Parties will have the right to contest and defend against the Third Party Claim at the Indemnifying Parties’ sole cost and expense and with legal counsel of their choice (to be reasonably satisfactory to the Indemnified Parties); provided, that (i) the Indemnifying Parties notify the Indemnified Parties, in writing within 15 days after receiving the Claim Notice that the Indemnifying Parties will indemnify the Indemnified Parties from and against all Damages that the Indemnified Parties may suffer resulting from or related to the Third Party Claim, (ii) the Indemnifying Parties provide the Indemnified Parties with evidence reasonably acceptable to the Indemnified Parties that the Indemnifying Parties will have the financial resources to defend against such Third Party Claim and fulfill their indemnification obligations under this Agreement, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the Indemnified Parties’ good faith judgment, likely to establish a precedential custom or practice adverse to any Indemnified Party or the Product Assets, the Indemnifying Parties conduct the defense of the Third Party Claim actively and diligently and (vi) Indemnifying Party shall not have the right to contest and defend against Third Party Claims for Taxes.

(b) The party not controlling the defense (the “Non-controlling Party”) may at its sole cost and expense, retain separate co-counsel of its choice and otherwise participate in such contest or defense of the Third Party Claim.  The Non-controlling Party will furnish the party controlling the defense (the “Controlling Party”) with such information as it may have with respect to such suit or proceeding and will otherwise cooperate and assist the Controlling Party in the defense of such suit or hearing.

(c) The Indemnifying Party agrees that it will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the Indemnified Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed); provided, however, that the consent of the Indemnified Party will not be required if the Third Party Claim involves only money damages and the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability with respect to such claim.  The Indemnified Party agrees that it will not consent to the entry of any judgment on or enter into any settlement with respect to a Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d) If an Indemnifying Party materially breaches any condition in Section 6.6(a), then (i) the Indemnified Parties may, in good faith and with the advice of legal counsel, contest, defend against, consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim in any manner that the Indemnified Parties reasonably deem appropriate (without prior consultation with or consent from any Indemnifying Party) and (ii) the Indemnifying Party will not be relieved of its obligations under this Article VI.

Section 6.7 Reduction of Purchase Price.  Any indemnification payments made pursuant to this Article VI will be treated by the Parties for income Tax purposes as an adjustment to the Purchase Price.

Section 6.8 Other Indemnification Provisions.

(a) Purchaser acknowledges and agrees (on behalf of itself and all of the Purchaser Indemnitees) that the indemnification provisions in this Article VI shall be the sole and exclusive remedy of the Purchaser Indemnitees for any and all claims against the Company for Damages under this Agreement.  The Company acknowledges and agrees (on behalf of itself and all of the Seller Indemnitees) that, the indemnification provisions in this Article VI shall be the sole and exclusive remedy of the Seller Indemnitees for any and all claims against Purchaser for Damages under this Agreement.  Notwithstanding the foregoing, nothing contained herein shall limit, or be interpreted to limit, the Liability of a Party for  fraud with respect to the other Parties in connection with this Agreement or the Contemplated Transactions.

(b) The amount of any indemnity provided in Section 6.1 or Section 6.3, as applicable, shall be computed net of any insurance proceeds to the extent actually received by an Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim under Section 6.1 or Section 6.3 (in the case of insurance proceeds, reduced by any retroactive premium increase and further reduced by the net present value of any other premium increase resulting therefrom) and net of any credits, discounts, indemnification payments, contribution payments or reimbursements to the extent actually received by an Indemnified Party in connection with such Damages or the circumstances giving rise thereto.  If the indemnity amount is paid prior to the Indemnified Party’s actual receipt of insurance proceeds related thereto, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to the Company the amount of insurance proceeds subsequently received (net of all related costs, expenses and other Damages), but not more, in the aggregate, than the indemnity amount paid by to such Indemnified Party in respect of such claim.

(c)  IN NO EVENT WILL THE AMOUNT OF ANY DAMAGES FOR WHICH INDEMNIFICATION IS PROVIDED PURSUANT TO THIS ARTICLE VI INCLUDE ANY LOST PROFITS, CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, UNLESS, SOLELY WITH RESPECT TO CONSEQUENTIAL OR SPECIAL DAMAGES (TO THE EXTENT THAT SUCH DAMAGES ARE DEEMED TO BE CONSEQUENTIAL), ANY SUCH DAMAGES ARE PART OF A JUDGMENT IN CONNECTION WITH A CLAIM OF A THIRD PARTY AGAINST AN INDEMNIFIED PARTY.

Section 6.9 Construction.  For purposes of calculating Damages in connection with a claim for indemnification under this Article VI (but not with respect to determining whether a breach has occurred), each of the representations and warranties that contains any qualifications as to “materiality” shall be deemed to have been given as though there were no such qualifications.

ARTICLE VII
GENERAL PROVISIONS

Section 7.1 Publicity.  The Parties will announce the execution of this Agreement through a joint press release approved by both Parties.  Except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning the Contemplated Transactions may be made only with the prior agreement of the Company and Purchaser (and in any event, the Parties will use reasonable efforts to consult and agree with each other with respect to the content prior to making any such required disclosure).

Section 7.2 Notices.  All notices and other communications required or permitted under this Agreement (a) must be in writing, (b) will be duly given (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), by facsimile transmission or electronic mail (with confirmation of delivery retained), or (iii) four (4) Business Days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested), and (c) addressed as follows (as applicable):

If to Purchaser:

Aquantia Corp.
700 Tasman Dr.
Milpitas, CA 95035
Attn:  Linda Reddick
Tel: (408) 457-7226
Fax:  (408) 457-7292
Email: linda.reddick@aquantia.com

With a copy (not constituting notice) to:

Cooley LLP
1114 Avenue of the Americas
New York, NY 10036
Attn: Babak (Bo) Yaghmaie
Tel.: (212) 479-6556
Fax: (212) 202-5302
Email: bo@cooley.com

If to the Company:

PLX Technology, Inc.
870 W. Maude Ave.
Sunnyvale, CA 94085
Attn:  Arthur O. Whipple
Tel:  (408) 328-3555
Fax:  (408) 774-2169
Email:  awhipple@plxtech.com

With a copy (not constituting notice) to:

Baker & McKenzie
2 Embarcadero Center, 11th Floor
San Francisco, California  94111
Attn: Emery D. Mitchell
Tel: (415) 576-3045
Fax: (415) 576-3099
emery.mitchell@bakermckenzie.com

or to such other respective addresses and/or fax number as each Party may designate by notice given in accordance with the provisions of this Section 7.2.

Section 7.3 Fees and Expenses.  Subject to Section 6.5 and Article VI, each Party will bear all fees and expenses (including financial advisors’, attorneys’, accountants’ and other professional fees and expenses) incurred by such Party in connection with, arising from or relating to the negotiation, execution, delivery and performance of the Transaction Documents and consummation of the Contemplated Transactions.

Section 7.4 Entire Agreement.  This Agreement, together with the other Transaction Documents, constitute the complete agreement and understanding among the Parties regarding the subject matter of this Agreement and supersede any prior agreement understanding or representation by or among the Parties regarding the subject matter of this Agreement.

Section 7.5 Amendments.  This Agreement may not be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties hereto.

Section 7.6 Non-Waiver.  The Parties’ respective rights and remedies under this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party.  No waiver given will be applicable except in the specific instance for which it was given.  No notice to or demand on a Party will constitute a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a Party without the prior written consent of all of the Parties to this Agreement; provided, however, that (i) the foregoing prohibition shall not apply to a Change of Control of either Party and (ii) Purchaser may, without the prior approval of any other Party, assign any or all of its rights and interests hereunder to any Affiliate of Purchaser, so long as, notwithstanding such assignment, Purchaser remains primarily liable for all obligations of Purchaser hereunder.  For purposes of this subsection, a  “Change of Control” means (a) a merger or consolidation of Party or any of its controlling Affiliates in which the holders of the voting securities of such Party or such Affiliate outstanding immediately prior to the closing of such merger or consolidation cease to hold at least fifty percent (50%) of the combined voting power of the surviving entity (or its parent entity) immediately after the closing of such merger or consolidation, (b) a Third Party, together with its controlling Affiliates, becoming, directly or indirectly, the beneficial owner of fifty percent (50%) or more of the combined voting power of a Party or any of its controlling Affiliate, or (c) the sale to a Third Party of all or substantially all of a Party’s assets.

Section 7.8 Binding Effect; Benefit.  This Agreement will inure to the benefit of and bind the Parties and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, may be construed to give any Person other than the Parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

Section 7.9 Severability.  If any court of competent jurisdiction holds any provision of this Agreement invalid or unenforceable, then the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.10 References.  The headings of Articles and Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.  Unless otherwise provided, references to “Article(s)”, “Section(s)” and “Exhibit(s)” refer to the corresponding article(s), section(s) and exhibit(s) of or to this Agreement.  Unless otherwise provided, references to “Schedule(s)” refer to the corresponding Section(s) of the Disclosure Schedule.  Each Exhibit and the Disclosure Schedule is hereby incorporated into this Agreement by reference.  Reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time.  Reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.  Disclosures included in any Section of the Disclosure Schedule shall be considered to be made for purposes of all other Sections of the Disclosure Schedule to the extent that the relevance of any such disclosure to any other Section of the Disclosure Schedule is reasonably apparent from the text of such disclosure.  The inclusion of any matter on the Disclosure Schedule shall not constitute an admission as to its materiality as it relates to any provision of this Agreement.

Section 7.11 Construction.  Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions.  Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party.  All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require.  The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

Section 7.12 Governing Law.  This Agreement, and all matters arising out of or relating to this Agreement, will be governed and construed in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of laws), including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

Section 7.13 Consent to Jurisdiction.  Each Party hereby (a) agrees to the exclusive jurisdiction of any federal or state court located in Santa Clara county, California with respect to any claim or cause of action arising under or relating to this Agreement or any of the Contemplated Transactions, (b) waives any objection based on forum non conveniens and waives any objection to venue of any such suit, action or proceeding, (c) waives personal service of any and process upon it, and (d) consents that all services of process be made by registered or certified mail (postage prepaid, return receipt requested) directed to it at its address stated in Section 7.2 and service so made will be complete when received.  Nothing in this Section 7.13 will affect the rights of the Parties to serve legal process in any other manner permitted by law.

Section 7.14 Waiver of Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15 Counterparts. This Agreement may be executed by facsimile or electronic (.pdf) delivery of original signatures, and in counterparts, both of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by facsimile or other electronic means, to the other Party.  No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or email transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

COMPANY:

PLX Technology, Inc.

By:  /s/ Arthur O. Whipple
Name: Arthur O. Whipple
Title: CFO

PURCHASER:

Aquantia, Corp.

By: /s/ Faraj Aalaei
Name: Faraj Aalaei
Title: President and CEO

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

“Acquired Contracts” is defined in Section 1.1(f).

“Affiliate” means, with respect to a particular Person, (i) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (ii) any of such Person’s spouse, siblings (by law or marriage) or children (biological or adoptive) and (iii) any trust for the primary benefit of such Person or any of the foregoing.  The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities or equity interests, by contract or otherwise.

“Agreed Amount” is defined in Section 6.5(d).

“Agreement” is defined in the preamble to this Agreement.

“Allocation” is defined in Section 1.7.

“Acquisition Transaction” shall mean any transaction involving the sale or other disposition of all or a significant portion of the Product Assets.

“Asset Schedules” is defined in Section 1.1.

“Assumed Liabilities” is defined in Section 1.4.

“Background Property” means, collectively, and solely to the extent not used in connection with the Product: (i) all Intellectual Property and Confidential Information owned, belonging to or controlled by the Company or any of its Affiliates, and (ii) all Intellectual Property Rights in or to or covering any of the foregoing.

“Basis” means any past or present activity, event, fact, circumstance, condition or transaction that causes, results in or would reasonably be anticipated to cause or, result in  any specified consequence.

“Business Day” means a day that is not a Saturday, Sunday or legal holiday on which banks are authorized or required to be closed in New York, New York.

“Change of Control” is defined in Section 7.7.

“Claim Notice” is defined in Section 6.5(a).

“Claimed Amount” is defined in Section 6.5(a).

“Closing” is defined in Section 2.1.

 “Closing Date” is defined in Section 2.1.

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. § 1, et. seq., as amended from time to time.

“Company” is defined in the preamble to this Agreement.

“Company Basket” is defined in Section 6.2(b).

 “Confidentiality Agreement” is defined in Section 5.2(g).

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Contested Amount” is defined in Section 6.5(b).

“Contract” means any agreement, contract, obligation, promise, commitment, grant, cooperative agreement or undertaking (whether written or oral).

“Controlling Party” is defined in Section 6.6(b).

 “Damages” is defined in Section 6.1.

“Disclosure Schedule” is defined in the preamble to Article III.

“Dispute Period” is defined in Section 6.5(b).

“DSWM Acceptance Date” means the date on which the DSWM Product is accepted by Entropic in accordance with the written agreements between the Company and Entropic with respect thereto.

“DSWM Product” is defined in Section 5.2(h).

“DSWM-related Assets” is defined in Section 1.1(c).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, license or other restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entropic” is defined in Section 5.2(h).

“Excluded Assets” is defined in Section 1.3.

“Export Approvals” is defined in Section 3.13(b).

“GAAP” means, as of any date, the United States generally accepted accounting principles consistently applied and as in effect on such date.

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“Governing Documents” means, with respect to a particular entity Person, (i) if a corporation, the articles or certificate of incorporation and bylaws, (ii) if a general partnership, the partnership agreement and any statement of partnership, (iii) if a limited partnership, the limited partnership agreement and certificate of limited partnership, (iv) if a limited liability company, the articles or certificate of organization or formation and any limited liability company or operating agreement, (v) if another type of Person, all other charter and similar documents adopted or filed in connection with the creation, formation or organization of the Person, (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements and other agreements  and documents relating either to the organization, management or operation of any Person or to the rights, duties and obligations of such Person’s equityholders and (vii) all amendments or supplements to any of the foregoing.

“Governmental Authority” means any foreign or United States federal, state or local government agency, division, subdivision thereof or any regulatory body, agency, authority or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof).

“Government Contracts” means any Contract entered into by the Company or any Subsidiary and primarily used in or relating to the Product Assets, in either case, with any Governmental Authority or with any prime contractor or upper-tier subcontractor relating to a Contract where any Governmental Authority is a party thereto.

“IEEE Obligations” means the obligations of the Company and its Subsidiaries under the Letter of Assurance for Essential Patent Claims, submitted by Teranetics, Inc. to the PatCom Administrator, IEEE-SA Standards Board Patent Committee Institute of Electrical and Electronics Engineers, Inc. on August 16, 2010. .

“Indemnified Party” is defined in Section 6.5(a).

“Indemnifying Party” is defined in Section 6.5(a).

“Intellectual Property” means all forms of technology (whether or not embodied in any tangible form and including all tangible embodiments thereof), including algorithms, application programming interfaces, apparatus, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, works of authorship.  “Intellectual Property” excludes all Intellectual Property Rights.

“Intellectual Property Rights” means on a worldwide basis:  (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts

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thereof, all industrial designs, industrial models and utility models, certificates of invention, industrial designs, and plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights (collectively, “Patent Rights”), (ii) all registered and unregistered trademarks, service marks, domain names, trade dress, logos, trade names, together with all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, (iv) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), rights in data, trade secrets (as such are determined under applicable law), (v) all other proprietary rights relating to any of the foregoing, (vi) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.

“Inventory” is defined in Section 1.1(b).

“IP Product Consultant” is defined in Section 3.13(g).

“IP Product Employee” is defined in Section 3.13(g).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of the Knowledge Individuals of a particular activity, event, fact, circumstance or condition, in each case after due inquiry (including of direct reports); provided, however, that with respect to matters involving Intellectual Property, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any freedom-to-operate opinions; provided, further that, any such opinions that have been conducted or obtained prior to the date of this Agreement will not be excluded from the term “Knowledge” based on this sentence. Knowledge Individuals are those individuals listed on Schedule A of the Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, statute, law, rule, regulation, ordinance, code, principle of common law or treaty.

“Liability” means any obligation or liability (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by GAAP to be provided or reserved against on a balance sheet.

“Non-controlling Party” is defined in Section 6.6(b).

“Offered Personnel” is defined in Section 5.1(a).

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority.

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“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Company and its Subsidiaries in connection with the design, development, manufacture, marketing, sale, service or support of the Product.

“Parties” is defined in the preamble to this Agreement.

“Patent Agreement” is defined in the recitals

“Patent License Rights” are the rights licensed to Purchaser under the Patent Agreement.

“Patent Rights” is defined in the definition of Intellectual Property Rights.

“Permits” means (i) all licenses, permits, rights, registrations, agreements, accreditations, certifications and governmental or other approvals of any Governmental Authority applied for, pending by, issued or given to the Company or any Subsidiary that are exclusively related to the design, development, manufacture, marketing, sale, service or support of the Product, and (ii) all agreements with any Governmental Authority entered into by (a) any Subsidiary or (b) the Company or any Subsidiary that are exclusively related to the design, development, manufacture, marketing,  sale,  service  or  support  of  the  Product,  and,  with  respect  to  any  of  the  items referenced in the foregoing clauses (i) and (ii), that are in effect, have been applied for or are pending.

“Permitted Encumbrances” means (i) statutory liens of carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business and other similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, and (iv) the IEEE Obligations.

“Person” means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

“Pre-Closing Period” is defined in Section 5.1(b).

“Pre-Closing Period Compensation” is defined in Section 5.1(b).

“Product” is defined in the recitals to this Agreement.

 “Product Assets” is defined in Section 1.1.

“Product Consultants” means the consultants providing development services related to any of the Product Assets for or on behalf of the Company or any Subsidiary.

“Product Employee” means the employees performing development services related to any of the Product Assets for either the Company or any Subsidiary.

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“Product Intellectual Property Assets” means any and all Product Licensed Intellectual Property Assets and Product Owned Intellectual Property Assets.

“Product Licensed Intellectual Property Assets” means any and all Intellectual Property that is licensed to the Company or any of its Subsidiaries to the extent used or embodied in, or used to design, develop, manufacture, market, sell, service, or support, the Product, together with all Intellectual Property Rights therein.

“Product Owned Intellectual Property Assets” means any and all Intellectual Property that is owned or co-owned by the Company or any of its Subsidiaries to the extent used or embodied in, or used to design, develop, manufacture, market, sell, service, or support, the Product, together with all Intellectual Property Rights therein.

 “Product Software” is defined in Section 3.11(g).

“Purchase Price” is defined in Section 1.6.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Basket” is defined in Section 6.4(b).

“Purchaser Documents” is defined in Section 4.2.

“Purchaser Indemnitees” is defined in Section 6.1.

“Purchaser Warranties” is defined in Section 6.4(a).

“Representatives” of a Person shall mean such Person’s officers, directors, employees, attorneys, agents, financial advisors and other authorized representatives.

“Response Notice” is defined in Section 6.5(b).

“Retained Liabilities” is defined in Section 1.5.

“Seller Contract” means any Contract (including any insurance policy) under which the Company or any Subsidiary acquired any rights, or by which the Company or any Subsidiary or any of its assets is or may become bound, in each case, that is primarily used in or related to any Product Asset.

“Seller Documents” is defined in Section 3.2.

“Seller Indemnitees” is defined in Section 6.3.

“Software” means all computer software, the tangible media on which it is recorded (in any form) and all supporting documentation, to the extent primarily or exclusively used in the Product, including, without limitation, input and output format, program listings, narrative descriptions, source code, object code, executable code, algorithms, logic and development tools,

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operating instructions, construction and design specifications, training materials and user manuals, and data and databases, including those pertaining to the design, operation, maintenance, support, development, performance, and configuration of such software, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof.

“Stipulated Amount” is defined in Section 6.5(e).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tangible Personal Property” is defined in Section 1.1(c).

“Tax” means any federal, state, local, foreign and other net income, gross income, gross receipts, sales, estimated, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property (including personal property), windfall profits, customs, duties or other tax, fee, assessment or charge, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means any federal, state, local or foreign return, declaration, report, statement and other documents or filings required to be filed in respect of any Tax.

“Third Party” means any Person other than any of the Parties and their respective Affiliates.

“Third Party Claim” is defined in Section 6.6.

“Transaction Documents” means this Agreement and the other agreements, instruments and documents being delivered by the Parties at the Closing pursuant to either Section 2.2 or Section 2.3.

“Transfer” is defined in Section 1.1.

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“Transferred Personnel” is defined in Section 5.1(a).

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